SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (date of earliest event reported): October 24, 2001
                                                  (October 24, 2001)

                      Furniture Brands International, Inc.
               (Exact name of Registrant as specified in charter)


       Delaware                      I-91                    43-0337683
------------------------      -------------------      -----------------------
(State of Incorporation)         (Commission              (IRS Employer
                                  File Number)          Identification Number)




                101 South Hanley Road, St. Louis, Missouri 63105
                ------------------------------------------------
                    (Address of principal executive offices)




                                 (314) 863-1100
                                 --------------
                         (Registrant's telephone number)

Item  5. Other Matters

     On October 24, 2001, the Company announced operating results for the third quarter and first nine months of 2001.

     Net sales for the third quarter were $448.7 million, off 10.2% from the third quarter in 2000. For the nine months, net sales were $1,414.5 million, a decrease of 11.4% from the same period in 2000.

     Net earnings for the third quarter were $13.9 million or $0.27 per diluted common share. Restructuring charges related to the realignment of selected domestic manufacturing operations totaled $1.2 million (net of an income tax benefit of $0.6 million) or $0.02 per common share. Excluding these restructuring charges, the company's net earnings would have been $15.1 million, or $0.29 per common share. Net earnings for the nine months were $35.2 million, or $0.69 per common share. Excluding all asset impairment and other restructuring charges, net earnings for the nine-month period would have been $49.4 million, or $0.96 per common share.

     Excluding noncash charges for depreciation and amortization related to a 1992 asset revaluation (most of which will no longer be required beginning next year due to a recent change in accounting rules) and the asset impairment and other restructuring charges, the Company would have reported diluted net earnings per common share of $0.34 for the third quarter and $1.11 for the nine months.

     The Company also announced that its current projection for earnings per share in the fourth quarter is 34 to 39 cents and for full-year 2001 is in the $1.30 to $1.35 range.


Item  7. Financial Statements and Exhibits

         (c)      Exhibits

                  99       Press Release, dated October 24, 2001

                                    SIGNATURE
                                    ---------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                  Furniture Brands International, Inc.



                                  By:  /s/  Steven W. Alstadt
                                       Steven W. Alstadt
                                       Controller and Chief Accounting Officer





Dated:   October 24, 2001